JACKSON, MISSISSIPPI, February 3, 2022 -- EastGroup Properties, Inc. (NYSE: EGP) (the “Company”, “EastGroup”) announced today that David M. Fields has been appointed to the EastGroup board of directors (the “Board”) effective February 1, 2022 and will serve on its compensation committee. Mr. Fields’ appointment expands the Company’s Board to nine directors, seven of whom are independent. Since 2014, Mr. Fields has served as Executive Vice President, Chief Administrative Officer and General Counsel of San Ramon, California-based Sunset Development Company, the developer, owner and manager of Bishop Ranch, home to 30,000 employees and 600 businesses, along with retail, entertainment and planned residential. From 2006 to 2013, Mr. Fields served as Executive Vice President and Chief Administrative Officer of Bayer Properties in Birmingham, Alabama, and prior to that, served as Vice President and General Counsel, Retail Division, of Irvine Company in Newport Beach, California. Mr. Fields has served on the board of directors of CBL Properties since November 2021 and chairs the Nominating/Corporate Governance Committee. He earned his Juris Doctor degree from Harvard Law School and his Bachelor of Arts degree from Yale University. David H. Hoster, II, Chairman of the Board, commented, “We are very excited to add David Fields to our Board. He is a seasoned executive with extensive experience in strategic planning, executive leadership, legal and compliance matters, technology and human resources. David brings deep industry experience to EastGroup’s Board, its executive team and our shareholders. The Board has a strong commitment to refreshment, diversity and governance, and we are very pleased to add an independent director of David’s caliber.” “EastGroup is a company recognized for its solid legacy, sustained growth and impressive leadership. I look forward to collaborating with my board colleagues and the EastGroup senior management team in the effort to deliver enhanced value to its stakeholders,” said Mr. Fields. Marshall A. Loeb, EastGroup’s President and Chief Executive Officer, commented, “I welcome David as a director and know he will be a great addition and bring value to an already-experienced Board. As a Board member, I am proud of our commitment to continuous improvement with a goal of building long-term value for our stakeholders.” About EastGroup Properties EastGroup Properties, Inc. (NYSE: EGP), a S&P Mid-Cap 400 company, is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, Arizona, California and North Carolina. The Company's goal is to maximize shareholder value by being a leading provider in its markets of functional, flexible and quality business distribution space for location sensitive customers (primarily in the 15,000 to 70,000 square foot range). The Company's strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets. The Company’s portfolio, including development projects and value-add acquisitions in lease-up and under construction, currently includes approximately 51 million square feet. EastGroup Properties, Inc. press releases are available at www.eastgroup.net. Contact: Marshall Loeb, President and CEO Brent Wood, CFO 601-354-3555 EastGroup Properties Announces New Director F O R I M M E D I A T E R E L E A S E